Exhibit 99.1

FOR IMMEDIATE RELEASE

Michael Booth, DPhil

Vice President, Investor Relations

302 498 5914

Incyte Reports 2015 First-Quarter Financial Results and
Updates Shareholders on Key Clinical Programs

•                  $115 million of 2015 first-quarter net product revenues from Jakafi® (ruxolitinib), representing 66 percent growth over the same period last year

•                  $25 million milestone received from Novartis related to the approval of Jakavi® (ruxolitinib) for polycythemia vera in Europe; $16 million product royalties from sales of Jakavi, representing 60 percent growth over the same period last year

•                  Primary endpoint met in second Phase III trial of baricitinib in rheumatoid arthritis; additional data disclosures expected during 2015

•                  Recruitment continuing across clinical development portfolio in multiple pivotal and proof-of-concept trials

Conference Call Scheduled Today at 8:00 a.m. ET

WILMINGTON, DE — April 30, 2015 — Incyte Corporation (Nasdaq: INCY) today reported 2015 first-quarter financial results, including revenue from Jakafi® (ruxolitinib). As well as the strong performance of Jakafi in the quarter, the Company highlighted the successful result of the second baricitinib Phase III trial in rheumatoid arthritis, as announced with Lilly, and the publication, in the New England Journal of Medicine, of the Phase III RESPONSE trial results of Jakafi in patients with uncontrolled polycythemia vera (PV). During the first quarter Incyte expanded its discovery capabilities with an immuno-therapeutic alliance with Agenus Inc. (Agenus), and has recently further highlighted its emerging pipeline with the publication of eleven abstracts at the annual meeting of the American Association for Cancer Research (AACR).

“We are very pleased with the ongoing commercialization of Jakafi. It is establishing itself as the standard of care in patients with intermediate or high-risk myelofibrosis, and the initial uptake of

Jakafi in patients with uncontrolled PV has also met our expectations,” stated Hervé Hoppenot, Incyte’s President and Chief Executive Officer. “We continue to recruit patients into the multiple clinical trials being run across our broad clinical portfolio, and we have recently showcased the strength of our emerging development pipeline, which provides us with multiple potential routes to future success.”

In April 2015, Incyte announced its intention to establish the new headquarters of Incyte Europe Sarl (Incyte Europe) in Geneva, Switzerland. The Company intends to use Incyte Europe as the base from which to conduct its European clinical development operations.

Jakafi® is approved by the U.S. Food & Drug Administration (FDA) for the treatment of patients with intermediate or high-risk myelofibrosis and for the treatment of patients with PV who have had an inadequate response to or are intolerant of hydroxyurea.

2015 First-Quarter Financial Results

Revenues

For the quarter ended March 31, 2015, net product revenues of Jakafi were $115 million as compared to $70 million for the same period in 2014, representing 66 percent growth.

For the quarter ended March 31, 2015, product royalties from sales of Jakavi® (ruxolitinib) outside of the United States received from Novartis, the Company’s collaborator, were $16 million as compared to $10 million for the same period in 2014.

For the quarter ended March 31, 2015, contract revenues were $28 million as compared to $10 million for the same period in 2014. The $18 million increase in contract revenues for the quarter ended March 31, 2015 compared to the same period in 2014 relates to an increase in milestone payments earned from Novartis.

For the quarter ended March 31, 2015, total revenues were $159 million as compared to $90 million for the same period in 2014.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2015 were $118 million as compared to $76 million for the same period in 2014.

The increase in research and development expenses for the quarter ended March 31, 2015, compared to the same prior year period, was primarily due to the expansion of the Company’s clinical portfolio, which included the costs related to the continued development of ruxolitinib, as well as our JAK1 and IDO1 inhibitor programs, in various clinical trials.  Also included in research and development expenses for the quarter ended March 31, 2015 was the one-time upfront payment to Agenus related to our license, development and commercialization agreement.

Selling, general and administrative expenses for the quarter ended March 31, 2015 were $45 million as compared to $37 million for the same period in 2014.

Increased selling, general and administrative expenses for the quarter ended March 31, 2015 compared to the same prior year period reflected additional costs related to the commercialization of Jakafi for patients with myelofibrosis and uncontrolled PV.

Non-Cash Stock Expense

Included in operating expenses for the quarter ended March 31, 2015 was $18 million of non-cash expense related to equity awards to our employees, of which $10 million was included in research and development expenses and $8 million was included in selling, general and administrative expenses.

Interest Expense

Interest expense for the quarter ended March 31, 2015 was $13 million as compared to $11 million for the same period in 2014. Included in interest expense for the quarter ended March 31, 2015 was $9 million of non-cash charges to amortize the discount on the Company’s 4.75% Convertible Senior Notes due 2015 (2015 Notes), 0.375% Convertible Senior Notes due 2018 (2018 Notes) and 1.25% Convertible Senior Notes due 2020 (2020 Notes), as compared to $9 million for the same period in 2014.

Net Loss

Net loss for the quarter ended March 31, 2015 was $18 million, or $0.11 per basic and diluted share, as compared to a net loss of $34 million, or $0.21 per basic and diluted share, for the same period in 2014.

Cash and Marketable Securities Position

As of March 31, 2015, cash, cash equivalents and marketable securities totaled $585 million, compared to $600 million as of December 31, 2014.

Recent Clinical Highlights

Jakafi (ruxolitinib) — JAK1 and JAK2 Inhibitor

Myeloproliferative Neoplasms

In January 2015 the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion for Jakavi (ruxolitinib) for the treatment of adult patients with PV who are resistant to or intolerant of hydroxyurea. In March 2015, the European Commission formally approved Jakavi in this second indication.

In January 2015 The New England Journal of Medicine published results from the pivotal Phase III RESPONSE clinical trial demonstrating that, compared to standard therapy, Jakafi significantly improved hematocrit control and reduced spleen volume in patients with uncontrolled PV.

Solid Tumors

The pivotal Phase III JANUS 1 and JANUS 2 studies of ruxolitinib in second line metastatic pancreatic cancer are ongoing. Patient accrual into JANUS 1 is running ahead of JANUS 2, and while the Company continues to expect data from JANUS 1 in 2016, results from JANUS 2 are now expected at a later date. The Company believes, if the results are sufficiently robust, that JANUS 1 could support an application for approval as a single pivotal trial.

Three Phase II trials of ruxolitinib are being conducted in colorectal, breast and non-small cell lung cancer (NSCLC) patients. Competitive trial recruitment, including from studies of immune-directed agents, has significantly impacted recruitment into the NSCLC trial. Recruitment into the colorectal and breast cancer trials is as expected.

INCB39110 & INCB52793 — JAK1-Selective Inhibitors

INCB39110 is in two Phase II NSCLC trials, one in combination with docetaxel and the other in combination with erlotinib. INCB39110 is also in a dose-expansion proof-of-concept trial, in combination with gemcitabine and nab-paclitaxel, for the first-line treatment of patients with pancreatic cancer.

INCB39110 is also being studied in combination with the Company’s PI3Kδ inhibitor INCB40093 in B-cell malignancies, initial results of which are to be presented at the 2015 American Society of Clinical Oncology (ASCO) meeting.

INCB52793 is in a Phase I/II dose-escalation trial in liquid tumors.

INCB50465 & INCB40093 — PI3Kδ Inhibitors

The combination of INCB40093 and the JAK1-selective inhibitor INCB39110 is being tested in a Phase I/II trial in B-cell malignancies, initial results of which are to be presented at the 2015 ASCO meeting.

INCB50465 is a highly-potent PI3Kδ inhibitor and an open-label, dose-escalation study of INCB50465 in subjects with previously treated B-cell malignancies has been initiated.

epacadostat (INCB24360) — IDO1 Inhibitor

Four clinical trials to evaluate epacadostat in combination with immune checkpoint inhibitors are all recruiting patients. These trials are evaluating epacadostat in combination with Merck & Co’s PD-1 inhibitor Keytruda® (pembrolizumab), AstraZeneca/MedImmune’s investigational PD-L1 inhibitor, MEDI4736, Bristol-Myers Squibb’s PD-1 inhibitor, Opdivo® (nivolumab), and Roche/Genentech’s investigational PD-L1 inhibitor, MPDL3280A. Tumor types under investigation include NSCLC, melanoma, head and neck, colorectal, ovarian and pancreatic cancer, as well as lymphoma.

Immuno-Oncology Portfolio

In January 2015 Incyte and Agenus announced a global license, development and commercialization agreement focused on novel immuno-therapeutics using Agenus’ proprietary Retrocyte Display™ antibody discovery platform. This alliance will initially focus on the development of checkpoint modulator antibodies directed against GITR, OX40, LAG-3 and TIM-3.

At the American Association for Cancer Research (AACR) Annual Meeting in April 2015, the Company presented eleven abstracts detailing the strategy, science and data behind the Company’s emerging portfolio. These abstracts included data supporting the potential immuno-therapeutic activity of the Company’s portfolio of JAK and PI3Kδ inhibitors, alone and in combination, including with epacadostat, Incyte’s leading IDO1 inhibitor.

INCB54828 — FGFR Inhibitor

In the first quarter of 2015, INCB54828 entered an open-label, dose-escalation study in subjects with advanced malignancies. The FGFR family of receptor tyrosine kinases can act as oncogenic drivers in a number of liquid and solid tumor types, most notably squamous NSCLC, gastric and bladder cancer, and glioblastoma.

INCB54329 — BRD Inhibitor

Bromodomains (BRDs) are a family of proteins which play important roles in mediating gene transcription, most notably by facilitating the expression of oncogenes such as MYC, one of the most frequently dysregulated oncogenes in all human cancer. The Company expects to begin clinical trials of INCB54329, its BRD inhibitor, in the second quarter of 2015.

baricitinib — JAK1 and JAK2 Inhibitor

In February 2015 the Company and Eli Lilly and Company (Lilly) announced that the Phase III RA-BUILD study of baricitinib met its primary endpoint of improved ACR20 response, compared to placebo, after 12 weeks of treatment. The RA-BUILD study included patients with moderately-to-severely active rheumatoid arthritis (RA) who had an inadequate response to, or were intolerant of, at least one conventional disease-modifying antirheumatic drug (cDMARD).

RA-BUILD is part of the global Phase III program of baricitinib in RA. Top-line results from RA-BEACON were announced in December 2014, and results of both trials are expected to be presented at an upcoming scientific meeting.

The Company and Lilly also expect to share results of two further Phase III studies in various disclosures during 2015.

capmatinib (INC280) — c-MET Inhibitor

Novartis continues to make progress in the clinical development of capmatinib, a potent and selective c-MET inhibitor, in a variety of solid tumors including advanced c-MET positive hepatocellular carcinoma and c-MET positive/EGFR-TKI-resistant NSCLC. Capmatinib is being investigated both as monotherapy and in combination, including with Bristol-Myers Squibb’s PD-1 immune checkpoint inhibitor, Opdivo (nivolumab), in a Phase II trial of patients with NSCLC.

Conference Call Information

Incyte will hold its 2015 first-quarter financial results conference call this morning at 8:00 a.m. ET.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the conference identification number, 13604399.

If you are unable to participate, a replay of the conference call will be available for 30 days. The replay dial-in number for the United States is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference identification number, 13604399.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations — Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics, primarily for oncology.  For additional information on Incyte, please visit the Company’s website at www.incyte.com.

About Jakafi® (ruxolitinib)

Jakafi is a first-in-class JAK1/JAK2 inhibitor approved by the U.S. Food and Drug Administration for treatment of people with polycythemia vera (PV) who have had an inadequate response to or are intolerant of hydroxyurea.

Jakafi is also indicated for treatment of people with intermediate or high-risk myelofibrosis (MF), including primary MF, post—polycythemia vera MF, and post—essential thrombocythemia MF.

Jakafi is marketed by Incyte in the United States and by Novartis as Jakavi® (ruxolitinib) outside the United States.

Important Safety Information

Jakafi can cause serious side effects, including:

Low blood counts: Jakafi may cause your platelet, red blood cell, or white blood cell counts to be lowered. If you develop bleeding, stop taking Jakafi and call your healthcare provider. Your healthcare provider will perform blood tests to check your blood counts before you start Jakafi and regularly during your treatment. Your healthcare provider may change your dose of Jakafi or stop your treatment based on the results of your blood tests. Tell your healthcare provider right away if you experience unusual bleeding, bruising, fatigue, shortness of breath, or a fever.

Infection: You may be at risk for developing a serious infection during treatment with Jakafi. Tell your healthcare provider if you develop any of the following symptoms of infection: chills, nausea, vomiting, aches, weakness, fever, painful skin rash or blisters.

Skin cancers: Some people who take Jakafi have developed certain types of non-melanoma skin cancers. Tell your healthcare provider if you develop any new or changing skin lesions.

The most common side effects of Jakafi include: anemia, low platelet count, bruising, dizziness, headache.

These are not all the possible side effects of Jakafi. Ask your pharmacist or healthcare provider for more information. Tell your healthcare provider about any side effect that bothers you or that does not go away.

Before taking Jakafi, tell your healthcare provider about all the medications, vitamins, and herbal supplements you are taking and all your medical conditions, including if you have an infection, have or had tuberculosis (TB), or have been in close contact with someone who has TB, have or had liver or kidney problems, are on dialysis, had skin cancer or have any other medical condition. Take Jakafi exactly as your healthcare provider tells you. Do not change or stop taking Jakafi without first talking to your healthcare provider. Do not drink grapefruit juice while on Jakafi.

Women should not take Jakafi while pregnant or planning to become pregnant, or if breast-feeding.

Please see the Full Prescribing Information available at www.jakafi.com, which includes a more complete discussion of the risks associated with Jakafi.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release contain predictions, estimates and other forward-looking statements, including without limitation statements regarding: the Company’s emerging development pipeline and the potential success of any of those product candidates; whether Jakafi will eventually become the standard of care for patients with intermediate or high-risk myelofibrosis; the Company’s plans and expectations regarding its European headquarters and European clinical operations; whether the data from the JANUS 1 trial will be sufficiently robust to allow for product registration; the expected timing of data from the JANUS 1 and JANUS 2 trials; and the ability to recruit into the three Phase II trials of ruxolitinib in colorectal, breast and NSCLC; the Company’s expectation of results in the first half of 2015 from the study of INCB39110 in combination with INCB40093 in B-cell malignancies and from the study of INCB39110 in combination with the Company’s PI3Kδ inhibitor INCB40093 in B-cell malignancies, and the plan to present initial results of each study at the 2015 ASCO meeting; the Company’s plans for the Agenus alliance to initially focus on the development of checkpoint modulator antibodies directed against GITR, OX40, LAG-3 and TIM-3; the Company’s plans to advance INCB54329 into clinical development in the second quarter of 2015; and the Company’s expectation to disclose with Lilly the results from other ongoing Phase III studies evaluating baricitinib in rheumatoid arthritis in 2015.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to the efficacy or safety of Jakafi, the acceptance of Jakafi in the marketplace, risks related to market competition, the results of further research and development, risks and uncertainties associated with sales, marketing and distribution requirements, risks that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards, the ability to enroll sufficient numbers of subjects in clinical trials, other market, economic or strategic factors and technological advances, unanticipated delays, the ability of the Company to compete against parties with greater financial or other resources, risks associated with the Company’s dependence on its relationships with its collaboration partners, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2014.  The Company disclaims any intent or obligation to update these forward-looking statements.

#     #     #

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Product revenues, net	$115,330	$69,651
Product royalty revenues	15,673	9,826
Contract revenues	28,214	10,214
Other revenues	58	101

Total revenues	159,275	89,792

Costs and expenses:
Cost of product revenues	2,974	168
Research and development	118,365	75,585
Selling, general and administrative	44,871	36,974

Total costs and expenses	166,210	112,727

Loss from operations	(6,935)	(22,935)
Interest and other income, net	1,630	735
Interest expense	(12,687)	(11,443)
Debt exchange expense	—	(265)

Loss before income taxes	(17,992)	(33,908)

Provision for income taxes	367	49

Net loss	$(18,359)	$(33,957)

Net loss per basic and diluted share	$(0.11)	$(0.21)

Shares used in computing basic and diluted net loss per share	172,070	165,357

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	March 31, 2015	December 31, 2014

Cash, cash equivalents, and short-term marketable securities	$585,424	$600,263
Accounts receivable	69,604	57,933
Long term investment - Agenus Inc.	39,829	—
Total assets	862,624	830,069
Convertible senior notes(1)	697,547	689,118
Total stockholders’ deficit	(41,413)	(81,628)

(1) Net of unamortized debt discount of $143 million and $152 million at March 31, 2015, and December 31, 2014, respectively.

#     #     #